EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-18945) pertaining to the 1992 Stock Incentive Plan, as amended, and the Amended and Restated Directors Stock Option Plan, and the Registration Statement (Form S-8 No. 333-90524) pertaining to the 2002 Stock Option Plan of Redhook Ale Brewery, Incorporated of our report dated March 23, 2007 with respect to the financial statements of Redhook Ale Brewery, Incorporated included in the Annual Report (Form 10-K) for the year ended December 31, 2006.
MOSS ADAMS LLP
Seattle, Washington
March 23, 2007